INVESTOR RIGHTS AGREEMENT

dated as of

AUGUST 3, 2009

by and between

WABASH NATIONAL CORPORATION

and

TRAILER INVESTMENTS, LLC

Table of Contents

i

Table of Contents
(continued)

INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of August 3, 2009 by and between Wabash National Corporation, a Delaware corporation (the “Company”), and Trailer Investments, LLC, a Delaware limited liability company (“Trailer”).  Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in Article I.

WHEREAS, Trailer is party to that certain Securities Purchase Agreement, dated as of July 17, 2009, by and between the Company and Trailer (the “Purchase Agreement”); and

WHEREAS, as a condition to entering into the Purchase Agreement, Trailer and the Company have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Additional Shares” has the meaning set forth in Section 2.1(b).

“Affiliate” means (i) with respect to the Company, (A) any other Person (other than the Subsidiaries of the Company) which directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, such Person, (B) any Person that owns more than 5% of the outstanding stock of the Company, and (C) any officer, director or employee of the Company, its Subsidiaries or any Person described in subclause (A) or (B) above with a base salary in excess of $100,000 per year or with any individual related by blood, marriage or adoption to such officer, director or employee, and (ii) with respect to any Person other than the Company, any other Person which directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, such first Person.

“Agreement” has the meaning set forth in the preamble.

“Allowed Delay” has the meaning set forth in Section 2.2.

“Audit Committee” has the meaning set forth in Section 4.6.

“Availability Date” has the meaning set forth in Section 2.4(a)(ix).

“Blackout Period” has the meaning set forth in Section 7.2.

“Blue Sky Application” has the meaning set forth in Section 2.7(a).

“Board” means the board of directors of the Company.

“Board Observer” has the meaning set forth in Section 4.6.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York, New York are open for the general transaction of business.

“Certificate of Designation” means the Series E Certificate of Designation, the Series F Certificate of Designation or the Series G Certificate of Designation, as applicable, and “Certificates of Designation” means each of the foregoing, collectively.

“Change of Control” has the meaning set forth in the Series E Certificate of Designation.

“Closing Date” means the date hereof.

“Common Expiration Date” means the date on which the Trailer Investors cease to hold, or cease to “beneficially own” (within the meaning of Rule 13d-3 under the Exchange Act) at least 10% of the issued and outstanding Common Stock of the Company.

“Common Investors” means, collectively, (a) the Trailer Investors, to the extent that the Trailer Investors then hold the Warrant and/or any Registrable Securities, and (b) the Investors who beneficially own a number of Registrable Securities (including, for this purpose, Registrable Securities issuable upon exercise of a Warrant then held by each such Investor) equal to or greater than one-third of the Registrable Securities that were issuable pursuant to the Warrant on the date hereof.

“Common Stock” means the Company’s common stock, par value $0.01 per share, and any securities into which such shares may hereinafter be reclassified.

“Company Indemnified Person” has the meaning set forth in Section 2.7(b).

“Company” has the meaning set forth in the preamble.

“Control” (including the terms “Controlling,” “Controlled by” or “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Effectiveness Period” has the meaning set forth in Section 2.4(a)(i).

“Election Period” has the meaning set forth in Section 3.1(c).

“Event of Default” has the meaning set forth in Section 7.1.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fair Market Value” means, for the purposes of valuing the Common Stock, the average of the closing prices of the Common Stock on the New York Stock Exchange reporting system or on the principal stock exchange where Common Stock is traded (as reported in The Wall Street Journal) for a period of five days consisting of (i) for the purposes of Section 3.1, the date on which the Subsequent Financing Notice is delivered and the four consecutive trading days prior to such date, and (ii) for the purposes of Section 7.2, (A) the date on which the Repurchase Request is delivered or (B) the date on which an Event of Default first occurs, as applicable, and the four consecutive trading days prior to such date; provided that, in each case, if the Common Stock is not traded on any exchange or over-the-counter market, then the Fair Market Value shall be jointly determined in good faith by the Board and the Majority Common Investors.

“Filing Deadline” has the meaning set forth in Section 2.1(a).

“Financial Performance Levels” means any financial covenant (as such term is commonly understood with respect to credit agreements) as may be in force from time to time under the Senior Loan Agreement after the relevant test contained in such financial covenant has been modified by 5% in favor of the Company and its Subsidiaries.

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time.

“Governance Committee” has the meaning set forth in Section 4.1.

“Indebtedness” means, without duplication, all obligations (including all obligations for principal, interest, premiums, penalties, fees, and breakage costs) of the Company and its Subsidiaries (i) in respect of indebtedness for money borrowed (whether current, short-term or long-term, secured or unsecured, and including all overdrafts and negative cash balances) and indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company or any of its Subsidiaries is responsible or liable; (ii) issued or assumed as the deferred purchase price of property or services, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business); (iii) under leases required to be capitalized in accordance with GAAP; (iv) secured by a Lien against any of its property or assets; (v) for bankers’ acceptances or similar credit transactions issued for the account of the Company or any of its Subsidiaries; (vi) under any currency or interest rate swap, hedge or similar protection device; (vii) under any letters of credit, performance bonds or surety obligations; (viii) under any capital debts, deferred maintenance capital expenditures, distributions payable or income taxes payable; and (ix) in respect of all obligations of other Persons of the type referred to in clauses (i) through (viii) the payment of which the Company or any of its Subsidiaries is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations.

“Indemnified Liabilities” has the meaning set forth in Section 8.1.

“Initial Registration Statement” has the meaning set forth in Section 2.1(a).

“Investor” or “Investors” means, as applicable, Trailer and/or any of its Permitted Transferees.

“Investor Directors” has the meaning set forth in Section 4.1.

“Investor Director Seats” has the meaning set forth in Section 4.1.

“Investor Indemnified Person” has the meaning set forth in Section 2.7(a).

“Leverage Ratio” has the meaning set forth in Section 5.1(a)(v).

“Lien” means any mortgage, pledge, lien, deed of trust, conditional sale or other title retention agreement, charge or other security interest or encumbrance securing obligations for the payment of money.

“Majority Common Investors” means the Common Investors from time to time holding at least a majority, in the aggregate, of the Registrable Securities then outstanding and the rights to acquire Registrable Securities.

“Majority Preferred Investors” means the Investors from time to time holding at least a majority of the Preferred Stock then outstanding.

“Majority Trailer Investors” means the Trailer Investors from time to time holding (i) at least a majority of the Preferred Stock then held by all Trailer Investors or (ii) at least a majority, in the aggregate, of the Registrable Securities then held by all Trailer Investors and the rights to acquire Registrable Securities then held by all Trailer Investors.

“NYSE Limitation” means the maximum number of securities of the Company that could be issued by the Company to the Trailer Investors without triggering a requirement to obtain the approval of the Company’s shareholders of such issuance pursuant to Section 312.03 of the New York Stock Exchange Listed Company Manual, as in effect on the date of issuance of such shares of Common Stock.

“Outside Date” has the meaning set forth in Section 7.2.

“Permitted Transferee” means (i) with respect to the Preferred Stock, any Person who acquires all or any portion of the Preferred Stock from Trailer (or any other Permitted Transferee) after the Closing Date, and (ii) with respect to the Warrant or the Warrant Shares, any Person who acquires all or any portion of the Warrant or the Registrable Securities from Trailer (or any other Permitted Transferee) following the Closing Date.  Any such transferee shall become bound by the terms of this Agreement as an additional Preferred Investor, Investor and/or Common Investor, as applicable, by executing and delivering to the Company a joinder agreement in form and substance reasonably acceptable to the Company and such transferee.  The Company shall be furnished with at least three Business Days’ prior written notice of the name and address of such transferee and the Securities being Transferred, the representation by the transferee that such Transfer is being made in accordance with the applicable requirements of this Agreement and with all laws applicable thereto.  Following the execution and delivery of such joinder agreement by the Company and such transferee, such transferee shall constitute one of the Preferred Investors, Investors and/or Common Investors, as applicable, referred to in this Agreement and shall have all of the rights and obligations of a Preferred Investor, Investor and/or Common Investor, as applicable, hereunder.

“Person” means any individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or other form of entity not specifically listed in this definition.

“Preferred Expiration Date” means the date on which the Trailer Investors cease to hold at least a majority of the Preferred Stock then outstanding.

“Preferred Investors” means, collectively, the Investors from time to time holding the shares of Preferred Stock then outstanding.

“Preferred Stock” means, collectively, the Series E Preferred, the Series F Preferred and the Series G Preferred, if any.

“Pro Rata Portion” has the meaning set forth in Section 3.1(d).

“Prospectus” means the prospectus included in a Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to such prospectus, including post-effective amendments and all material incorporated by reference in such prospectus.

“Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Put Purchase Price” has the meaning set forth in Section 7.2(b).

“Put Shares” has the meaning set forth in Section 7.2(b).

“Register,” “registered” and “registration” refer to a registration made by preparing and filing a Registration Statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such Registration Statement or document.

“Registrable Securities” means, collectively, (i) the Warrant Shares and (ii) any other securities issued or issuable with respect to or in exchange for Registrable Securities; provided that a security shall cease to be a Registrable Security upon (A) sale pursuant to a Registration Statement or Rule 144 under the Securities Act, or (B) such security becoming eligible for sale by the Investor pursuant to Rule 144(b)(i)(1).

“Registration Statement” means any registration statement of the Company filed under the Securities Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement (including the Initial Registration Statement, the New Registration Statement, if any, and any Remainder Registration Statements), amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference in such registration statement.

“Repurchase Request” has the meaning set forth in Section 7.2(b).

“Restricted Payment” means: (i) any dividend, other distribution, repurchase or redemption, direct or indirect, on account of any shares of any class of stock of the Company or any of its Subsidiaries now or hereafter outstanding; (ii) any payment or prepayment of principal of, premium, if any, or interest on, or any redemption, conversion, exchange, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Company or any of its Subsidiaries now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Company or any of its Subsidiaries now or hereafter outstanding; and (iv) any payment by the Company or any of its Subsidiaries or of any management, consulting or any fees to any Affiliate of the Company, whether pursuant to a management agreement or otherwise, excluding customary compensation of employees of the Company and its Subsidiaries.

“Rule 415” means Rule 415 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“SEC” means the United States Securities and Exchange Commission.

“SEC Filings” means, collectively, all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act or the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the prior two-year period.

“SEC Guidance” means (i) any publicly-available written or oral guidance, comments, requirements or requests of the SEC staff and (ii) the Securities Act.

“Securities” means, collectively, (i) the shares of Preferred Stock issued pursuant to the Purchase Agreement, (ii) the Warrant issued pursuant to the Purchase Agreement, and (iii) the Warrant Shares issued upon exercise of the Warrant.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Loan Agreement” means the Company’s Second Amended and Restated Loan and Security Agreement, dated as of March 6, 2007, as amended by the Credit Agreement Amendment, dated as of July 17, 2009 (as amended, modified or otherwise restated from time to time) (the “Existing Loan Agreement”), and any agreement relating to a refinancing, replacement or substitution of the loans under the Existing Loan Agreement or any subsequent Senior Loan Agreement.

“Senior Loan Documents” means the “Loan Documents” as defined in the Existing Loan Agreement and any other equivalent or similar term used in any subsequent Senior Loan Agreement.

“Series E Certificate of Designation” means the Certificate of Designation of Rights, Preferences, Privileges and Restrictions of Series E Preferred, in the form attached as Exhibit D to the Purchase Agreement.

“Series E Preferred” means Series E Redeemable Preferred Stock of the Company, par value $0.01 per share, having the rights, preferences, privileges and restrictions set forth in the Series E Certificate of Designation, together with any securities into which such shares may be reclassified.

“Series F Certificate of Designation” means the Certificate of Designation of Rights, Preferences, Privileges and Restrictions of Series F Preferred, in the form attached as Exhibit E to the Purchase Agreement.

“Series F Preferred” means Series F Redeemable Preferred Stock of the Company, par value $0.01 per share, having the rights, preferences, privileges and restrictions set forth in the Series E Certificate of Designation, together with any securities into which such shares may be reclassified.

“Series G Certificate of Designation” means the Certificate of Designation of Rights, Preferences, Privileges and Restrictions of Series G Preferred, in the form attached as Exhibit F to the Purchase Agreement.

“Series G Preferred” means the Series G Redeemable Preferred Stock, par value $0.01 per share, having the rights, preferences, privileges and restrictions set forth in the Series G Certificate of Designation, together with any securities into which such shares may be reclassified.

“Specified Event of Default” means any Event of Default described in Section 7.1(a), Section 7.1(b), Section 7.1(c), Section 7.1(d), Section 7.1(e) (provided that, in the case of any Event of Default arising out of Section 5.1 or Article VI, such Event of Default arose out of any intentional or willful action or omission taken or suffered by the Company or any of its Subsidiaries) or Section 7.1(f) (provided that, in the case of any Event of Default arising out of Section 5.2, such Event of Default arose out of any intentional or willful action or omission taken or suffered by the Company or any of its Subsidiaries).

“Sub Board” has the meaning set forth in Section 4.7.

“Subsequent Financing” means any private issuance of debt or equity securities or other private financing transaction that, in each case, is consummated by the Company (or any of its Subsidiaries, as applicable) following the Closing Date; provided that any issuance of debt securities pursuant to the Senior Loan Agreement shall not constitute a Subsequent Financing under this Agreement.

“Subsequent Financing Notice” has the meaning set forth in Section 3.1(b).

“Subsidiary,” when used with respect to any Person, means any other Person of which (i) in the case of a corporation, at least (A) a majority of the equity and (B) a majority of the voting interests are owned or Controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries or (ii) in the case of any Person other than a corporation, such first Person, one or more of its Subsidiaries, or such first Person and one or more of its Subsidiaries (A) owns a majority of the equity interests thereof and (B) has the power to elect or direct the election of a majority of the members of the governing body thereof.

“Total Value” means, at any particular time and with respect to any Investor, an amount equal to (i) the aggregate Fair Market Value of any Warrant Shares held by such Investor at such time, plus (ii) the aggregate Fair Market Value of any Warrant Shares issuable to such Investor upon exercise of the Warrant by such Investor at such time, plus (iii) the aggregate liquidation value (plus accumulated, accrued and unpaid dividends) of the Preferred Shares held by such Investor at such time.

“Trailer” has the meaning set forth in the preamble.

“Trailer Investors” means (i) Trailer and (ii) any other Person that is a Permitted Transferee of Trailer that is an Affiliate of Trailer (including for this purpose only any investor (and its Affiliates) in any investment fund managed by Lincolnshire Management, Inc.).

“Transaction Documents” means this Agreement, the Certificates of Designation, the Warrant, the Purchase Agreement and all other documents delivered or required to be delivered by any party hereto pursuant to the Purchase Agreement.

“Transfer” means any transfer, sale, assignment, pledge, conveyance, loan, hypothecation or other encumbrance or disposition of the Warrant, the Warrant Shares and/or the Preferred Stock.

“Transfer Agent” has the meaning set forth in Section 2.4(b).

“Warrant” means, collectively, (i) the Warrant to purchase shares of Common Stock issued to Trailer pursuant to the Purchase Agreement on the date hereof, the form of which is attached to the Purchase Agreement as Exhibit A thereto, and (ii) any warrants issued in replacement or exchange, or in connection with a Transfer, thereof.

“Warrant Shares” means the shares of Common Stock issuable upon the exercise of the Warrant.

ARTICLE II

REGISTRATION RIGHTS

Section 2.1           Mandatory Registration.

(a)           Promptly, but no later than thirty days after, the Closing Date (the “Filing Deadline”), the Company shall prepare and file with the SEC one Registration Statement on Form S-3 (or, if Form S-3 is not then available to the Company, then on (i) Form S-1 or (ii) such other form of registration statement as is then available to effect a registration for resale of the Registrable Securities, subject, in the case of clause (ii) above, to the Majority Common Investors’ prior written consent), covering the resale of the Registrable Securities in an amount at least equal to the Warrant Shares (the “Initial Registration Statement”).  The Initial Registration Statement also shall cover, to the extent allowable under the Securities Act and the rules promulgated thereunder (including Rule 416), such indeterminate number of additional shares of Common Stock resulting from stock splits, stock dividends, similar transactions or other adjustments provided for in the Warrant with respect to the Registrable Securities.  The Initial Registration Statement shall not include any shares of Common Stock or other securities for the account of any other holder without the prior written consent of the Majority Common Investors.  Each Registration Statement (and each amendment or supplement thereto, and each request for acceleration of effectiveness thereof) shall be provided in accordance with Section 2.4(a)(iii) to the Common Investors and their counsel prior to its filing or other submission.

(b)           At such time as additional shares of Common Stock (“Additional Shares”) become issuable upon the exercise of the Warrant (whether due to an adjustment under the Warrant or otherwise), the Company shall prepare and file with the SEC one or more Registration Statements on Form S-3 or amend any Registration Statement filed pursuant to Section 2.1(a), if such Registration Statement has not previously been declared effective (or, if Form S-3 is not then available to the Company, then on (i) Form S-1 or (ii) such other form of registration statement as is then available to effect a registration for resale of such Additional Shares, subject, in the case of clause (ii) above, to the Majority Common Investors’ prior written consent) covering the resale of the Additional Shares, but only to the extent the Additional Shares are not at the time covered by an effective Registration Statement.  Such Registration Statement also shall cover, to the extent allowable under the Securities Act and the rules promulgated thereunder (including Rule 416), such indeterminate number of additional shares of Common Stock resulting from stock splits, stock dividends or similar transactions with respect to the Additional Shares.  Such Registration Statement shall not include any shares of Common Stock or other securities for the account of any other holder without the prior written consent of the Majority Common Investors.

(c)           Notwithstanding the registration obligations set forth in this Section 2.1, in the event that the SEC informs the Company that all of the Registrable Securities may not, as a result of the application of Rule 415 or any other applicable securities law, rule or regulation, be registered for resale as a secondary offering on a single registration statement, the Company agrees to (i) promptly inform each of the Common Investors thereof, and (ii) use all best efforts to promptly file amendments to the Initial Registration Statement as required by the Commission and/or (iii) promptly withdraw the Initial Registration Statement and promptly file a new registration statement (a “New Registration Statement”), in either case, covering the maximum number of Registrable Securities permitted to be registered by the SEC, on Form S-3 or such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall be obligated to use all reasonable best efforts to advocate with the SEC for the registration of all of the Registrable Securities in accordance with the SEC Guidance, including the Manual of Publicly Available Telephone Interpretations D.29.  In the event that the Company amends the Initial Registration Statement or files a New Registration Statement, as the case may be, under clauses (ii) or (iii) above, the Company will use all reasonable best efforts to file with the SEC, as promptly as allowed by the SEC or the SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Initial Registration Statement, as amended, or the New Registration Statement (the “Remainder Registration Statements”).

Section 2.2           Allowed Delay. For not more than twenty consecutive days or for a total of not more than forty-five days in any twelve-month period, the Company may delay the disclosure of material non-public information concerning the Company by suspending the use of any Prospectus included in any registration contemplated by Section 2.1, containing such information, the disclosure of which at the time is not, in the good faith opinion of the Board, in the best interests of the Company (an “Allowed Delay”); provided that the Company shall promptly (a) notify the Common Investors in writing of the existence of (but in no event, without the prior written consent of an Investor, shall the Company disclose to such Investor any of the facts or circumstances regarding) material non-public information giving rise to an Allowed Delay, (b) advise the Common Investors in writing to cease all sales under a Registration Statement until the end of the Allowed Delay and (c) use all reasonable best efforts to terminate an Allowed Delay as promptly as practicable.

Section 2.3           Expenses. The Company will pay all expenses associated with the registration contemplated by Section 2.1, including filing and printing fees, the Company’s counsel and accounting fees and expenses, costs associated with clearing the Registrable Securities for sale under applicable state securities laws, listing fees, reasonable fees and expenses of one counsel to the Common Investors, underwriters’ fees and expenses, and the Common Investors’ reasonable out-of-pocket expenses in connection with the registration, but excluding discounts, commissions, selling brokers, dealer managers or similar securities industry professionals with respect to the Registrable Securities being sold.

Section 2.4           Company Obligations.

(a)           The Company will use all reasonable best efforts to effect the registration of the Registrable Securities in accordance with the terms hereof, and pursuant thereto the Company will, as expeditiously as possible (but subject to the limitations set forth set forth in Section 2.2):

(i)           use all reasonable best efforts to cause such Registration Statement to become effective and to remain continuously effective for a period that will terminate upon the earlier of (A) the date on which all Registrable Securities covered by such Registration Statement have been sold, and (B) the date on which all Registrable Securities covered by such Registration Statement may be sold pursuant to Rule 144(b)(i)(1) (the “Effectiveness Period”), and advise the Common Investors in writing when the Effectiveness Period has expired;

(ii)          prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement and the Prospectus as may be necessary to keep such Registration Statement continuously effective, supplemented and amended for the Effectiveness Period and to comply with the provisions of the Securities Act and the Exchange Act with respect to the distribution of all of the Registrable Securities covered thereby;

(iii)         provide copies to and permit counsel designated by the Common Investors to review each Registration Statement and all amendments and supplements thereto no fewer than five Business Days prior to their filing with the SEC and not file any document to which such counsel reasonably objects;

(iv)        furnish to the Common Investors and their legal counsel (A) promptly after the same is prepared and publicly distributed, filed with the SEC, or received by the Company (but not later than three Business Days after the filing date, receipt date or sending date, as the case may be) one copy of each Registration Statement and any amendment thereto, each preliminary prospectus, free-writing prospectus and Prospectus and each amendment or supplement thereto, and each letter written by or on behalf of the Company to the SEC or the staff of the SEC, and each item of correspondence from the SEC or the staff of the SEC, in each case, relating to such Registration Statement (other than any portion thereof which contains information for which the Company has sought confidential treatment), and (B) such number of copies of a Prospectus, including a preliminary prospectus, any free-writing prospectus and all amendments and supplements thereto and such other documents as each Common Investor may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Common Investor that are covered by each Registration Statement;

(v)         use all reasonable best efforts to (A) prevent the issuance of any stop order or other suspension of effectiveness and, (B) if such order is issued, obtain the withdrawal of any such order at the earliest possible moment;

(vi)        prior to any public offering of Registrable Securities, use all reasonable best efforts to register or qualify or cooperate with the Common Investors and their counsel in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or blue sky laws of such jurisdictions requested by the Common Investors and do any and all other acts or things necessary or advisable to enable the distribution in such jurisdictions of the Registrable Securities covered by each Registration Statement; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (A) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 2.4(a)(vi), (B) subject itself to general taxation in any jurisdiction where it would not otherwise be so subject but for this Section 2.4(a)(vi), or (C) file a general consent to service of process in any such jurisdiction;

(vii)       use all reasonable best efforts to cause all Registrable Securities covered by each Registration Statement to be listed on each securities exchange, interdealer quotation system or other market on which similar securities issued by the Company are then listed;

(viii)      promptly notify the Common Investors, at any time when a Prospectus relating to Registrable Securities is required to be delivered under the Securities Act (including during any period when the Company is in compliance with Rule 172), upon discovery that, or upon the happening of any event as a result of which, the Prospectus included in any Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and at the request of any Common Investor, promptly prepare, file with the SEC pursuant to Rule 172 and furnish to such Common Investor a supplement to or an amendment of such Prospectus as may be necessary so that such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(ix)         otherwise use all reasonable best efforts to comply with all applicable rules and regulations of the SEC under the Securities Act and the Exchange Act, including Rule 172, notify the Common Investors promptly if the Company no longer satisfies the conditions of Rule 172 and take such other actions as may be reasonably necessary to facilitate the registration of the Registrable Securities hereunder; and make available to its security holders, as soon as reasonably practicable, but not later than the Availability Date (as defined below), an earnings statement covering a period of at least twelve months, beginning after the effective date of each Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, including Rule 158 promulgated thereunder (for the purpose of this Section 2.4(a)(ix), “Availability Date” means the 45th day following the end of the fourth fiscal quarter that includes the effective date of such Registration Statement, except that, if such fourth fiscal quarter is the last quarter of the Company’s fiscal year, “Availability Date” means the 90th day after the end of such fourth fiscal quarter); and

(x)          use all reasonable best efforts to take all other steps necessary or reasonably required to effect the registration of the Registrable Securities covered by each Registration Statement contemplated hereby.

(b)           Upon the earlier of (i) Rule 144(b)(i) or (b)(iv) becoming available the Company, (ii) any sale pursuant to Rule 144 (assuming the transferor is not an Affiliate of the Company) or (iii) such time as a legend is no longer required under applicable requirements of the Securities Act (including controlling judicial interpretations and pronouncements issued by the SEC), the Company shall (A) deliver to the transfer agent for the Common Stock (the “Transfer Agent”) irrevocable instructions that the Transfer Agent shall reissue a certificate representing shares of Common Stock without legends upon receipt by such Transfer Agent of the legended certificates for such shares, together with either (1) a customary representation by each Common Investor that Rule 144(b)(i), Rule 144(b)(iv) or Rule 144 applies to the shares of Common Stock represented thereby or (2) in connection with any sale of Common Stock by the Common Investors pursuant to the registration contemplated by this Agreement, and (B) cause its counsel to deliver to the Transfer Agent one or more blanket opinions to the effect that the removal of such legends in such circumstances may be effected under the Securities Act.  From and after the earlier of such dates, upon the Majority Common Investors’ written request, the Company shall promptly cause certificates evidencing the Majority Common Investors’ Securities to be replaced with certificates which do not bear such restrictive legends, and Warrant Shares subsequently issued upon due exercise of the Warrant shall not bear such restrictive legends provided the provisions of clause (i) above are satisfied with respect to such Warrant Shares.  When the Company is required to cause unlegended certificates to replace previously issued legended certificates, if unlegended certificates are not delivered to the Common Investor within three Business Days of submission by such Common Investors of legended certificate(s) to the Transfer Agent as provided above (or to the Company, in the case of the Warrant), then the Company shall be liable to the Common Investors for liquidated damages in an amount equal to 2.0% of the aggregate purchase price of the Securities evidenced by such certificate(s) for each thirty-day period (or portion thereof) beyond such three Business Day period that the unlegended certificates have not been so delivered.

(c)           With a view to making available to the Common Investors the benefits of Rule 144 (or its successor rule) and any other rule or regulation of the SEC that may at any time permit the Common Investors to sell shares of Common Stock to the public without registration, the Company covenants and agrees to:  (i) make and keep public information available, as those terms are understood and defined in Rule 144, until the earlier of (A) six months after such date as all of the Registrable Securities may be resold pursuant to Rule 144(b)(i)(1) or any other rule of similar effect or (B) such date as all of the Registrable Securities shall have been resold; (ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and (iii) furnish to each Common Investor upon request, as long as such Common Investor owns any Registrable Securities, (A) a written statement by the Company that it has complied with the reporting requirements of the Exchange Act, (B) a copy of the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, and (C) such other information as may be reasonably requested in order to avail such Common Investor of any rule or regulation of the SEC that permits the selling of any such Registrable Securities without registration.

Section 2.5           Due Diligence Review; Information.

(a)           Upon reasonable prior notice, the Company shall make available, during normal business hours, for inspection and review by the Common Investors and the representatives of and advisors to the Common Investors, all financial and other records, all SEC Filings and other filings with the SEC, and all other corporate documents and properties of the Company as may be reasonably necessary for the purpose of such review, and cause the Company’s officers, directors and employees, within a reasonable time period, to supply all such information reasonably requested by the Common Investors or any such representative or advisor, in each case, in connection with each Registration Statement (including in response to all questions and other inquiries reasonably made or submitted by any of them), prior to and from time to time after the filing and effectiveness of such Registration Statement for the sole purpose of enabling the Common Investors and such representatives and advisors and their respective accountants and attorneys to conduct initial and ongoing due diligence with respect to the Company and the accuracy of such Registration Statement.

(b)           The Company shall not disclose material non-public information to the Common Investors, or to advisors to or representatives of the Common Investors, unless prior to disclosure of such information the Company identifies such information as being material non-public information and provides the Common Investors, such advisors and representatives with the opportunity to accept or refuse to accept such material non-public information for review and any Common Investor wishing to obtain such information enters into an appropriate confidentiality agreement with the Company with respect thereto; provided, however, that the foregoing shall not restrict the Company from disclosing material non-public information to any director or Board Observer, or to their advisors or representatives.

Section 2.6           Obligations of the Common Investors.

(a)           Each Common Investor shall promptly furnish in writing to the Company such information regarding itself and the Registrable Securities held by it as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request.  At least ten Business Days prior to the first anticipated filing date of each Registration Statement, the Company shall notify each Common Investor of the information the Company requires from such Common Investor if such Common Investor elects to have any of the Registrable Securities included in such Registration Statement.  A Common Investor shall provide such information to the Company at least three Business Days prior to the first anticipated filing date of such Registration Statement if such Common Investor elects to have any of the Registrable Securities included in any Registration Statement.

(b)           Each Common Investor, by its acceptance of the Registrable Securities agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of any Registration Statement hereunder, unless such Common Investor has notified the Company in writing of its election to exclude all of its Registrable Securities from such Registration Statement.

(c)           Each Common Investor agrees that, upon receipt of any notice from the Company of either (i) the commencement of an Allowed Delay pursuant to Section 2.2 or (ii) the happening of an event pursuant to Section 2.4(a)(viii), such Common Investor will immediately discontinue disposition of Registrable Securities pursuant to any Registration Statement covering such Registrable Securities, until the Common Investor is advised by the Company that a supplemented or amended Prospectus has been filed with the SEC and until any related post-effective amendment is declared effective and, if so directed by the Company, then the Common Investor shall deliver to the Company or destroy (and deliver to the Company a certificate of destruction) all copies in such Common Investor’s possession of the Prospectus covering the Registrable Securities current at the time of receipt of such notice.

Section 2.7           Indemnification.

(a)           Indemnification by the Company.  The Company agrees to indemnify and hold harmless each Common Investor and its Affiliates and their respective directors, officers, members, shareholders, fiduciaries, partners, employees, Affiliates, representatives and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who Controls such Common Investor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, members, partners, employees, Affiliates, representatives and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such Controlling Person (each, an “Investor Indemnified Person”) from and against, without duplication, any and all losses, claims, damages, liabilities, contingencies and expenses (including reasonable attorneys’ fees and disbursements and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) to which such Investor Indemnified Person may become subject as a result of or relating to: (i) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, any preliminary Prospectus or final Prospectus contained therein, or any amendment or supplement thereof; (ii) any blue sky application or other document executed by the Company specifically for that purpose or based upon written information furnished by the Company filed in any state or other jurisdiction in order to qualify any or all of the Registrable Securities under the securities laws thereof (any such application, document or information herein called a “Blue Sky Application”); (iii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (iv) any violation by the Company or its agents of any rule or regulation promulgated under the Securities Act applicable to the Company or its agents and relating to action or inaction required of the Company in connection with such registration; or (v) any failure to register or qualify the Registrable Securities included in any such Registration in any state where the Company or its agents has affirmatively undertaken or agreed in writing that the Company will undertake such registration or qualification on any Common Investor’s behalf, and will reimburse each Investor Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, contingency or expense; provided, however, that the Company will not be liable to any Common Investor pursuant to this Section if and to the extent that any such loss, claim, damage, liability, contingency or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Common Investor in writing specifically for use in such Registration Statement or Prospectus.

(b)           Indemnification by the Common Investors.  Each Common Investor agrees, severally but not jointly, to indemnify and hold harmless the Company and its Affiliates and their respective directors, officers, members, shareholders, fiduciaries, partners, employees, Affiliates, representatives and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who Controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents, members, partners, employees, Affiliates, representatives and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such Controlling Person (each, a “Company Indemnified Person”) from and against, without duplication, any and all losses, claims, damages, liabilities, contingencies and expenses (including reasonable attorneys’ fees and disbursements and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) to which such Company Indemnified Person may become subject as a result of or relating to any untrue statement of a material fact or any omission of a material fact required to be stated in any Registration Statement or Prospectus or preliminary prospectus or amendment or supplement thereto or necessary to make the statements therein not misleading, to the extent, but only to the extent that such untrue statement or omission is contained in any information furnished in writing by such Common Investor to the Company specifically for inclusion in such Registration Statement or Prospectus or amendment or supplement thereto.  In no event shall the liability of any Common Investor be greater in amount than the dollar amount of the proceeds (net of all expenses paid by such Common Investor in connection with any claim relating to this Section 2.7 and the amount of any damages such Common Investor has otherwise been required to pay by reason of such untrue statement or omission) received by such Common Investor upon the sale of the Registrable Securities included in any Registration Statement giving rise to such indemnification obligation.

(c)           Conduct of Indemnification Proceedings.  Any Person entitled to indemnification hereunder shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed to pay such fees or expenses, or (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Person or (C) in the reasonable judgment of any such Person, based upon written advice of its counsel, a conflict of interest exists between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, then the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person); and provided, further, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially and adversely affect the indemnifying party in the defense of any such claim or litigation.  It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties.  No indemnifying party will, except with the consent of the indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

(d)           Contribution.  If for any reason the indemnification provided for in Section 2.7(a) and Section 2.7(b) is unavailable to an indemnified party or insufficient to hold it harmless, other than as expressly specified therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of all such losses, claims, damages, liabilities, contingencies and expenses (including reasonable attorneys’ fees and disbursements and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) in such proportion as is appropriate to reflect the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations.  No Person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any Person not guilty of such fraudulent misrepresentation.  In no event shall the contribution obligation of any Investor be greater in amount than the dollar amount of the proceeds (net of all expenses paid by such Common Investor in connection with any claim relating to this Section 2.7 and the amount of any damages such Common Investor has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission) received by such Common Investor upon the sale of the Registrable Securities giving rise to such contribution obligation.

ARTICLE III

OTHER RIGHTS

Section 3.1           Right Of First Refusal

(a)           From and after the Closing Date until the Preferred Expiration Date, the Trailer Investors shall have the right, at their election in accordance with this Article III, to participate in any Subsequent Financing.  The Trailer Investors may elect to provide all or any portion of the Subsequent Financing.

(b)           At least forty-five days prior to the anticipated consummation of any Subsequent Financing, the Company shall deliver a written notice (each, a “Subsequent Financing Notice”) to each Trailer Investor.  The Subsequent Financing Notice shall disclose in reasonable detail the proposed terms and conditions of the Subsequent Financing, the amount of proceeds intended to be raised thereunder and the identity, and ownership of capital stock of the Company (if applicable), of any other prospective participants in such Subsequent Financing, and shall include a term sheet or similar document relating thereto as an attachment.  The Subsequent Financing Notice shall constitute a binding offer to enter into the Subsequent Financing with each Trailer Investor on the terms and conditions set forth in such Subsequent Financing Notice.

(c)           Each Trailer Investor may elect to participate in such Subsequent Financing and shall have the right, subject to Section 3.1(e) below, to fund all or any portion of the Subsequent Financing on the terms and subject to the conditions specified in the Subsequent Financing Notice by delivering written notice of such election to the Company within forty days after the delivery of the Subsequent Financing Notice to the Trailer Investors (the “Election Period”).  If the Trailer Investors elect to participate in the Subsequent Financing, then the closing of the Subsequent Financing shall occur on the date specified in the Subsequent Financing Notice or on such other date as otherwise may be agreed by the Company and the Trailer Investors participating in such Subsequent Financing.  If the Trailer Investors fail to deliver such election notices prior to the end of the Election Period, then the Trailer Investors shall be deemed to have notified the Company that they do not elect to participate in such Subsequent Financing.

(d)           If any Trailer Investor declines to participate in the Subsequent Financing with respect to its full Pro Rata Portion, then each Trailer Investor electing to purchase its full Pro Rata Portion shall have the right to purchase up to (i) its Pro Rata Portion of the Subsequent Financing, plus (ii) a pro rata amount (based upon the relative amount of the participating Trailer Investors’ respective Pro Rata Portions) of the aggregate unallocated Pro Rata Portions of the other Trailer Investors.  For purposes of clarity, (A) in the event that there is any amount of a Subsequent Financing that is not requested to be purchased by a Trailer Investor, then any other Trailer Investor shall have the right to purchase such remaining amount of the Subsequent Financing and (B) in no event shall the Trailer Investors have the right to purchase more than 100% of the amount the Subsequent Financing described in any Subsequent Financing Notice, in the aggregate.  For purposes hereof, “Pro Rata Portion” means a fraction, the numerator of which is the Total Value of Securities held by a Trailer Investor participating under this Section 3.1(d), and the denominator of which is the sum of the aggregate Total Value of Securities held by all Trailer Investors participating under this Section 3.1(d).

(e)           If any portion of a Subsequent Financing is not funded by the Trailer Investors or the Person identified in the Subsequent Financing Notice within sixty days after the delivery of the relevant Subsequent Financing Notice to the Trailer Investors on the same terms described in such Subsequent Financing Notice, then prior to consummating any subsequent Subsequent Financing, the Company must deliver a new Subsequent Financing Notice to the Trailer Investors and otherwise follow the procedures set forth in this Section 3.1 (and, for the avoidance of doubt, the Trailer Investors will again have the right of participation set forth above in this Section 3.1).

(f)           Notwithstanding any other provision in this Agreement to the contrary, the Trailer Investors’ rights to participate in any Subsequent Financing shall be subject to such participation not causing a violation of the NYSE Limitation; provided, however, that the Company shall use all commercially reasonable efforts to discuss and explore ways to enable the Trailer Investors to participate in any Subsequent Financing in compliance with the NYSE Limitation.

Section 3.2           Due Diligence in Connection with Subsequent Financings.  The provisions of Section 2.5 shall apply mutatis mutandis to the Trailer Investors’ due diligence review of any Subsequent Financings pursuant to Article III.

ARTICLE IV

NOMINATION OF INVESTOR DIRECTORS

Section 4.1           Interim Appointment of Investor Directors. From and after the Closing Date until the Common Expiration Date, the Majority Trailer Investors may (which right shall be exercisable by Trailer so long as Trailer is the Majority Trailer Investor)  nominate five directors (collectively, the “Investor Directors”) to be elected to the Board.  Any such nominee for Investor Director shall be subject to (a) the reasonable approval of the Board’s Nominating and Corporate Governance Committee (the “Governance Committee”) (such approval not to be unreasonably withheld, conditioned or delayed), and (b) satisfaction of all legal and governance requirements regarding service as a director of the Company; provided, that the Company shall at the reasonable request of the Majority Trailer Investors, so long as such request is not inconsistent with applicable law or exchange requirements, amend or modify any such requirements so as not to any way impede the right of the Majority Trailer Investors to nominate directors.  On the Closing Date, the Company shall cause the following five initial Investor Directors to be elected and appointed to the Board: Thomas J. Maloney, Michael J. Lyons, Vineet Pruthi, James G. Binch and Andrew C. Boynton.  The Company from time to time shall take all actions necessary or reasonably required such that the number of members on the Board shall (a) except as otherwise provided herein, consist of no more than seven non-Investor Directors, and (b) if necessary, be increased such that there are sufficient seats on the Board for the Investor Directors to serve on the Board and such vacancies (the “Investor Director Seats”) shall be filled by the Investor Directors, effective as of the Closing Date (or, if later, then the date that the Majority Trailer Investors determine (which right shall be exercisable by Trailer so long as Trailer is the Majority Trailer Investor) to appoint such Investor Directors).  Each Investor Director appointed pursuant to this Section 4.1 shall continue to hold office until such Investor Director’s term expires, subject, however, to prior death, resignation, retirement, disqualification or termination of term of office as provided in Section 4.3.

Section 4.2           Continuing Designation of Investor Directors. Prior to the Common Expiration Date, at each meeting of the Company’s stockholders at which the election of directors to the Investor Director Seats is to be considered, the Company shall, subject to the provisions of Section 4.1 and Section 4.3, nominate the Investor Director(s) designated by the Majority Trailer Investors (which right shall be exercisable by Trailer so long as Trailer is the Majority Trailer Investor) for election to the Board by the holders of voting capital stock and solicit proxies from the Company’s stockholders in favor of the election of Investor Directors.  Subject to the provisions of Section 4.1 and Section 4.3, the Company shall use all reasonable best efforts to cause each Investor Director to be elected to the Board (including voting all unrestricted proxies in favor of the election of such Investor Director and including recommending approval of such Investor Director’s appointment to the Board) and shall not take any action which would diminish the prospects of such Investor Director(s) of being elected to the Board.

Section 4.3           Termination of Investor Director Designation Rights.  The right of the Majority Trailer Investors to designate the Investor Directors pursuant to Section 4.1 and Section 4.2 shall terminate on the Common Expiration Date.  If the right of the Majority Trailer Investors to nominate Investor Directors terminates pursuant to the immediately preceding sentence, then each Investor Director shall promptly submit his or her resignation as a member of the Board and each applicable Sub Board with immediate effect.

Section 4.4           Resignation; Removal; Vacancies.

(a)           Any elected Investor Director may resign from the Board at any time by giving written notice to the Board.  The resignation is effective without acceptance when the notice is given to the Board, unless a later effective time is specified in the notice.

(b)           So long as the Majority Trailer Investors retain the right to designate Investor Directors, the Company shall use all reasonable best efforts to remove any Investor Director only if so directed in writing by the Majority Trailer Investors.

(c)           In the event of a vacancy on the Board resulting from the death, disqualification, resignation, retirement or termination of term of office of an Investor Director nominated by the Majority Trailer Investors, the Company shall use all reasonable best efforts to fill such vacancy with a representative designated by the Majority Trailer Investors as provided hereunder, in either case, to serve until the next annual or special meeting of the stockholders (and at such meeting, such representative, or another representative designated by the Majority Trailer Investors, will be elected to the Board in the manner set forth in Section 4.2).

Section 4.5           Fees and Expenses. The Investor Directors and the Board Observer, if any, shall be entitled to reimbursement of reasonable expenses incurred in such capacities, but shall not otherwise be entitled to any compensation from the Company in such capacities as Investor Directors or the Board Observer.

Section 4.6           Board Observer. Until the Majority Trailer Investors cease to hold, or cease to “beneficially own” (within the meaning of Rule 13d-3 under the Exchange Act) at least 2% of the issued and outstanding Common Stock of the Company, the Majority Trailer Investors (which right shall be exercisable by Trailer so long as Trailer is the Majority Trailer Investor) shall have the right to designate one non-compensated, non-voting observer (the “Board Observer”) to attend all meetings of the Board as an observer.  The Board Observer shall not attend executive sessions or committee meetings without the consent of the majority of the members of the Board or committee members; provided that the Board Observer shall be entitled to attend all meetings of the Audit Committee.  The Board Observer shall be entitled to notice of all meetings of the Board and the Audit Committee in the manner that notice is provided to members of the Board or the Audit Committee, as applicable, shall be entitled to receive all materials provided to members of the Board and the Audit Committee, shall be entitled to attend (whether in person, by telephone, or otherwise), subject to the restriction set forth in the immediately preceding sentence, all meetings of the Board and the Audit Committee as a non-voting observer.

Section 4.7           Subsidiary Boards; Committees. Subject to (a) the reasonable approval of the Governance Committee (such approval not to be unreasonably withheld, conditioned or delayed), and (b) satisfaction of all legal and governance requirements regarding service as a director or member of any committee of the Company or any of its Subsidiaries, at the request of the Majority Trailer Investors, the Company shall cause the Investor Directors to have proportional representation (relative to their percentage on the whole Board, but in no event less than one representative) on the boards (or equivalent governing body) of each Subsidiary (each, a “Sub Board”), and each committee of the Board (other than the Audit Committee of the Board (the “Audit Committee”) to the extent prohibited by applicable law or exchange requirements but shall allow one representative to attend meetings of the Audit Committee as a non-voting observer) and each Sub Board.  The Company shall at the reasonable request of the Majority Trailer Investors, so long as such request is not inconsistent with applicable law or exchange requirements, amend or modify any requirements regarding service as a director or member of any committee of the Company or any of its Subsidiaries.

Section 4.8           Reporting Information.  With respect to each Investor Director designated pursuant to the provisions of this Article IV, the Trailer Investors shall use their reasonable best efforts to cause each Investor Director to provide to the Company all necessary assistance and information related to such Investor Director that is required under Regulation 14A under the Exchange Act to be disclosed in solicitations of proxies or otherwise, including such Person’s written consent to being named in the proxy statement (if applicable) and to serving as a director if elected.

Section 4.9           Directors and Officers Insurance; Indemnification Agreements.

(a)           The Company shall purchase and maintain directors’ and officers’ liability insurance policy covering each Investor Director effective from the Closing Date (or such later date as such Investor Director is appointed pursuant to Section 4.1 or Section 4.2) and shall purchase and maintain for a period of not less than six years from the date of any Investor Director’s death, resignation, retirement, disqualification or termination of term of office as provided in Section 4.3, a directors’ and officers’ liability insurance tail policy for such Investor Director.

(b)           The Company shall enter into a separate Indemnification Agreement with each of the Investor Directors substantially in the form set forth as Exhibit C to the Purchase Agreement.

ARTICLE V

CONSENT RIGHTS

Section 5.1           Approval of the Majority Trailer Investors.

(a)           From and after the Closing Date until the Preferred Expiration Date, the Company and the Board shall not, and shall take all action possible to ensure that each Subsidiary of the Company shall not, without the prior written consent of the Majority Trailer Investors (which consent may be withheld in their sole discretion) take any of the following actions or engage in any of the following transactions:

(i)           directly or indirectly declare or make any Restricted Payment except for payments with respect to the Preferred Stock (including redemption thereof) as permitted by the Certificates of Designation;

(ii)           authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of (A) any notes or debt securities containing equity or voting features (including any notes or debt securities convertible into or exchangeable for capital stock or other equity securities, issued in connection with the issuance of capital stock or other equity securities or containing profit participation features) or (B) any capital stock, other equity securities or equity-linked securities (or any securities convertible into or exchangeable for any capital stock or other equity securities), except for the issuance of the Registrable Securities;

(iii)         make any loans or advances to, guarantees for the benefit of, or investments in, any Person (other than the Company or a wholly-owned direct or indirect Subsidiary of the Company), except for (A) reasonable advances to employees in the ordinary course of business consistent with past practice, (B) investments having a stated maturity no greater than one year from the date on which the Company or any of its Subsidiaries makes such investment in (1) obligations of the United States government or any agency thereof or obligations guaranteed by the United States government, (2) certificates of deposit of commercial banks having combined capital and surplus of at least $500 million and fully insured by the Federal Deposit Insurance Corporation, or (3) commercial paper with a rating of at least “Prime-1” by Moody’s Investors Service, Inc., and (C) investments expressly permitted pursuant to Section 5.1(a)(v);

(iv)        liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction (including any reorganization into a limited liability company, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes), unless, in the case of a recapitalization or reorganization, such transaction would result in a Change of Control and the Company pays to the holders of the Preferred Stock all amounts then due and owing under the Preferred Stock (including the premium payable in connection with any redemption relating to a Change of Control) prior to or contemporaneous with the consummation of such transaction;

(v)         directly or indirectly acquire or enter into, or permit any Subsidiary to acquire or enter into, any interest in any Person, business or joint venture (in each case, whether by a purchase of assets, purchase of stock, merger or otherwise), except for acquisitions involving aggregate consideration (whether payable in cash or otherwise) not to exceed $5,000,000 in the aggregate if, at the time of any such acquisition, the Company and its Subsidiaries have availability for draw-downs under the Senior Loan Agreement in an amount equal to or exceeding $20,000,000 and the ratio of the aggregate Indebtedness of the Company and its Subsidiaries as of the most recent month end to the previous twelve-month EBITDA (as each such term is defined in the Senior Loan Agreement, as in effect on the date hereof) (such ratio, the “Leverage Ratio”) after giving effect to such acquisition is less than 6:1;

(vi)        reclassify or recapitalize any securities of the Company or any of its Subsidiaries, unless such reclassification or recapitalization would result in a Change of Control and the Company pays to the holders of the Preferred Stock all amounts then due and owing under the Preferred Stock (including the premium payable in connection with any redemption relating to a Change of Control) prior to or contemporaneous with the consummation of such reclassification or recapitalization;

(vii)       enter into, or permit any Subsidiary to enter into, any line of business other than the lines of business in which those entities are currently engaged and other activities reasonably related thereto;

(viii)      enter into, amend, modify or supplement any agreement, commitment or arrangement with any of the Company’s or any of its Subsidiaries’ Affiliates, except for customary employment arrangements and benefit programs on reasonable terms and except as otherwise expressly contemplated by this Agreement or the Purchase Agreement;

(ix)         create, incur, guarantee, assume or suffer to exist, or permit any Subsidiary to create, incur, guarantee, assume or suffer to exist, any Indebtedness, other than (A) Indebtedness pursuant to the Existing Loan Agreement (and refinancings thereof in an aggregate principal amount not in excess $100,000,000 on substantially similar terms), and (B) Indebtedness in an aggregate amount not to exceed $10,000,000, provided that, in the case of this subclause (B), such Indebtedness is created, incurred, guaranteed, assumed or suffered to exist solely to satisfy the Company’s and its Subsidiaries’ working capital requirements and the interest rate per annum applicable to such Indebtedness does not exceed 9% and the Leverage Ratio after giving effect to such creation, incurrence, guaranty, assumption of sufferance does not exceed 3:1;

(x)           (A) engage in any transaction that results in a Change of Control unless the Company pays to the holders of the Preferred Stock all amounts then due and owing under the Preferred Stock (including the premium payable in connection with any redemption relating to a Change of Control) prior to or contemporaneous with the consummation of such transaction, or (B) sell, lease or otherwise dispose of more than 2% of the consolidated assets of the Company and its Subsidiaries (computed on the basis of book value, determined in accordance with GAAP, or fair market value, determined by the Board in its reasonable good faith judgment) in any transaction or series of related transactions, other than (1) sales of inventory in the ordinary course of business, (2) the arm’s length sale to a third Person that is not an Affiliate of the Company or any of its Subsidiaries of the real estate and manufacturing facilities of the Company that have been previously identified to Trailer, and (3) in the event that such transaction would result in a Change of Control and the Company pays to the holders of the Preferred Stock all amounts then due and owing under the Preferred Stock (including the premium payable in connection with any redemption relating to a Change of Control) prior to or contemporaneous with the consummation of such transaction;

(xi)         become subject to any agreement or instrument which by its terms would (under any circumstances) restrict (A) the right of any Subsidiary to make loans or advances or pay dividends to, transfer property to, or repay any Indebtedness owed to, the Company or any Subsidiary or (B) restrict the Company’s or any of its Subsidiaries’ right or ability to perform the provisions of this Agreement or any of the other Transaction Documents or to conduct its business as currently conducted;

(xii)        make any amendment to or rescind (including, in each case, by merger or consolidation) any provision of the certificate of incorporation, articles of incorporation, by-laws or similar organizational documents of the Company or any of its Subsidiaries, or file any resolution of the board of directors, board of managers or similar governing body with the applicable secretary of state of the state of formation of the Company or any of its Subsidiaries which would increase the number of authorized shares of Common Stock or Preferred Stock or adversely affect or otherwise impair the rights of the Investors under the Transaction Documents (including the relative preferences and priorities of the Preferred Stock); or

(xiii)       (A) increase the size of the Board or any Sub Board or (B) create or change any committee of the Board or any Sub Board.

(b)           If the Company violates or is in breach of the Financial Performance Levels, until the Preferred Expiration Date, the Company and the Board shall not, and shall take all action possible to ensure that each Subsidiary of the Company shall not, without the prior written consent of the Majority Trailer Investors (which consent may be withheld in their sole discretion) take any of the following actions or engage in any of the following transactions:

(i)           approve the annual budget of the Company and its Subsidiaries for any fiscal year or deviate from any annual budget by more than 10% in the aggregate; or

(ii)          approve the employment or termination by the Board of any member of senior management of the Company.

Section 5.2           Affirmative Covenants.  From and after the Closing Date until the Preferred Expiration Date, the Company and the Board shall, and shall take all action possible to ensure that each Subsidiary of the Company shall, unless it has received the prior written consent of the Majority Trailer Investors (which consent may be withheld in their sole discretion):

(a)           at all times cause to be done all things necessary or reasonably required to maintain, preserve and renew its corporate existence and all material licenses, authorizations and permits necessary or reasonably required to the conduct of its businesses;

(b)           maintain and keep its material properties in good repair, working order and condition (normal wear and tear excepted), and from time to time make all necessary or reasonably required repairs, renewals and replacements so that its businesses may be properly and advantageously conducted in all material respects at all times; provided that in no event shall this Section 5.2(b) be deemed to require the making of capital expenditures in excess of the amount approved by the Board;

(c)           pay and discharge when payable all taxes, assessments and governmental charges imposed upon its properties or upon the income or profits therefrom (in each case, before the same becomes delinquent and before penalties accrue thereon) and all material claims for labor, materials or supplies which if unpaid would by law become a Lien upon any of its property, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with generally accepted accounting principles, consistently applied) have been established on its books and financial statements with respect thereto;

(d)           comply with all other material obligations which it incurs pursuant to any Material Contract (as such term is defined in the Purchase Agreement), as such obligations become due, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with generally accepted accounting principles, consistently applied) have been established on its books and financial statements with respect thereto;

(e)           comply with all applicable laws, rules and regulations of all governmental authorities in all material respects;

(f)           apply for and continue in force with reputable insurance companies adequate insurance covering risks of such types and in such amounts as are customary for companies of similar size as the Company and its Subsidiaries and engaged in similar lines of business as the Company and its Subsidiaries;

(g)           maintain proper books of record and account which present fairly in all material respects its financial condition and results of operations and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with GAAP; and

(h)           reserve and keep available out of the authorized but unissued shares of Common Stock, solely for the purpose of providing for the exercise of the Warrant, such number of shares of Common Stock as shall from time to time equal the number of shares sufficient to permit the exercise of the Warrant.

ARTICLE VI

INFORMATION RIGHTS

Section 6.1           Delivery of Financial Statements.

(a)           For so long as (x) the Preferred Investors hold at least 10% of the Preferred Stock issued pursuant to the Purchase Agreement or (y) the Common Investors in the aggregate hold, or “beneficially own” (within the meaning of Rule 13d-3 under the Exchange Act) at least 10% of the issued and outstanding Common Stock of the Company, at any time that the Company is not required to file periodic reports with the SEC, the Company shall deliver to each Preferred Investor and/or Common Investor, as applicable:

(i)           as soon as practicable, but in any event within ninety days after the end of each fiscal year of the Company, for each of the Company and each of its Subsidiaries, an income statement for such fiscal year, a balance sheet, and statement of stockholder’s equity as of the end of such fiscal year, and a statement of cash flows for such fiscal year, such year-end financial reports to be in reasonable detail, prepared in accordance with GAAP, and audited and certified by a nationally recognized accounting firm selected by the Company and reasonably acceptable to the Majority Common Investors;

(ii)           as soon as practicable, but in any event within thirty days after the end of each of the first three quarters of each fiscal year of the Company, for the Company and each of its Subsidiaries, an unaudited income statement for such quarter, statement of cash flows for such quarter and an unaudited balance sheet as of the end of such quarter;

(iii)         as promptly as practicable but in any event within thirty days of the end of each month, an unaudited income statement and statement of cash flows for such month, and a balance sheet for and as of the end of such month, in reasonable detail;

(iv)        with respect to the financial statements called for in subsections (ii) and (iii) of this Section 6.1(a), an instrument executed by the Chief Financial Officer or Chief Executive Officer of the Company and certifying that such financial statements were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present in all material respects the financial condition of the Company and its Subsidiaries and its results of operation for the period specified, subject to year-end audit adjustment;

(v)         notices of events that have had or could reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries, taken as a whole, as soon as practicable following the occurrence of any such event; and

(vi)        such other information relating to the financial condition, business, prospects or corporate affairs of the Company and its Subsidiaries as any Preferred Investor or Common Investor may from time to time reasonably request.

(b)           Notwithstanding the foregoing, at all times, the Company shall use commercially reasonable efforts to deliver the financial statements listed Sections 6.1(a)(i), 6.1(a)(ii), and 6.1(a)(iii) promptly after such statements are internally available.

Section 6.2           Inspection.

(a)           For so long as (i) the Preferred Investors hold at least 10% of the Preferred Stock issued pursuant to the Purchase Agreement or (ii) the Common Investors in the aggregate hold, or “beneficially own” (within the meaning of Rule 13d-3 under the Exchange Act) at least 10% of the issued and outstanding Common Stock of the Company, (A) the Company shall permit each Preferred Investor and/or Common Investor, as applicable, together with such Investor’s consultants and advisors, to visit and inspect the Company’s and its Subsidiaries’ properties, to examine their respective books of account and records and to discuss the Company’s and its Subsidiaries’ affairs, finances and accounts with their respective officers and employees, all at such reasonable times as may be requested by such Investor, and (B) the Company shall, with reasonable promptness, provide to each Preferred Investor and/or Common Investor, as applicable, such other information and financial data concerning the Company and its Subsidiaries as such Investor may reasonably request.

(b)           For so long as (i) the Trailer Investors hold at least 10% of the Preferred Stock issued pursuant to the Purchase Agreement or (ii) the Trailer Investors in the aggregate hold, or “beneficially own” (within the meaning of Rule 13d-3 under the Exchange Act) at least 10% of the issued and outstanding Common Stock of the Company, the Company shall pay the reasonable fees and expenses of any consultant or professional advisor that the Majority Trailer Investors may engage in connection with the Trailer Investors’ interests in the Company.

Section 6.3           Budget. For so long as (a) the Preferred Investors hold at least 10% of the Preferred Stock issued pursuant to the Purchase Agreement or (b) the Common Investors in the aggregate hold, or “beneficially own” (within the meaning of Rule 13d-3 under the Exchange Act) at least 10% of the issued and outstanding Common Stock of the Company, the Company shall provide to each Preferred Investor and/or Common Investor, as applicable, not later than thirty days before the beginning of each fiscal year of the Company, but in any event, ten days prior to presenting such budget to the Board, an annual budget prepared on a monthly basis for the Company and its Subsidiaries for such fiscal year (displaying anticipated statements of income and cash flows and balance sheets), and promptly upon preparation thereof any other significant budgets or forecasts prepared by the Company and any revisions of such annual or other budgets or forecasts.

ARTICLE VII

EVENTS OF DEFAULT; REMEDIES

Section 7.1           Events of Default.  It shall be considered an “Event of Default” if:

(a)           the Company fails to file or cause to be filed with the SEC (i) the Initial Registration Statement covering the Registrable Securities on or prior to the Filing Deadline or (ii) the New Registration Statement, if any, prior to the 30th day after the Board reasonably and in good faith has determined that it has exhausted the Company’s obligations under Section 2.1(c) to use all reasonable best efforts to advocate with the SEC for the registration of all of the Registrable Securities in the Initial Registration Statement;

(b)           (i) any Registration Statement covering the Registrable Securities is not declared effective by the SEC prior to the earlier of (A) five Business Days after the SEC shall have informed the Company that no review of such Registration Statement will be made or that the SEC has no further comments on such Registration Statement, or (B) in the case of the Initial Registration Statement or the New Registration Statement, the 90th day after the Closing Date (or the 180th day if the SEC reviews such Registration Statement), (ii) any Registration Statement covering the Additional Shares is not declared effective by the SEC within ninety days following the time such Registration Statement was required to be filed pursuant to Section 2.1(b) (or the 180th day if the SEC reviews such Registration Statement), or (C) any additional Registration Statement covering Additional Securities that may be required pursuant to Section 2(c) is not declared effective by the SEC prior to the 90th day following the date on which the Company, pursuant to SEC Guidance, is permitted to register for re-sale the securities set forth in such additional Registration Statement (or the 120th day if the SEC reviews such Registration Statement);

(c)           after a Registration Statement has been declared effective by the SEC, sales cannot be made pursuant to such Registration Statement for any reason (including by reason of a stop order or the Company’s failure to update the Registration Statement), but excluding the inability of any Common Investor to sell the Registrable Securities covered thereby due to market conditions and except as excused pursuant to Section 2.2;

(d)           the Company fails to file or amend, or to cause to be filed or amended, the Registration Statement covering the Additional Shares as required to be filed or amended pursuant to Section 2.1(b), and such default continues for ten Business Days or longer following the delivery to the Company of a written demand by any Common Investor;

(e)           the Company defaults in any way with its obligations under Section 2.7(a), Section 3.1, Article IV, Section 5.1 or Article VI, and such default (other than with respect to Section 3.1, Article IV or Section 5.1 for which there shall be no cure period) continues for thirty days or longer; or

(f)           the Company defaults in any way with its obligations under Section 5.2 or Article VIII, and such default continues for ninety days or longer.

Section 7.2           Remedies.

(a)           Upon the occurrence and during the continuation of any Event of Default, (i) if requested in writing by the Majority Common Investors, the Company will, for as long as the Warrant or any Warrant Shares are outstanding, pay to each Common Investor in respect of the Warrant or the Warrant Shares held by such Investor, subject to any limitations in the Senior Credit Agreement, an amount equal to 2.0% of the aggregate Fair Market Value of the Warrant Shares (or the Warrant Shares underlying the Warrant, if the Warrant has not been exercised in full) held by such Investor for each thirty-day period or pro rata for any portion thereof following the occurrence of an Event of Default (the “Blackout Period”) and (ii) the holders of the Preferred Stock shall have the rights and remedies set forth in the applicable Certificate of Designation.  The payments described in subclause (i) above shall not affect the right of the Investors to seek any other relief including injunctive relief or request registration pursuant to Section 2.1.  The amounts payable pursuant to this paragraph shall be paid monthly within three Business Days of the last day of each month following the commencement of the Blackout Period until the termination of the Blackout Period.  Such payments shall be made to each Common Investor in cash.

(b)           In addition to the remedy set forth in Section 7.2(a), if any Specified Event of Default is not cured within three months following the date on which such Specified Event of Default first occurs (the “Outside Date”), then each Common Investor shall be entitled to, subject to any limitations in the Senior Credit Agreement, cause the Company to repurchase all or any lesser portion of such Investor’s Warrant Shares (or all or any portion of the Warrant) (together, the “Put Shares”) for an aggregate cash purchase price equal to the Fair Market Value of such Warrant Shares (or Warrant Shares underlying the Warrant if the Warrant has not been exercised in full) (the “Put Purchase Price”).  Each Common Investor may exercise such right by delivering written notice thereof to the Company at any time after the Outside Date (the “Repurchase Request”).  If a Repurchase Request is delivered, then such Put Shares shall immediately cease to be outstanding and the Company shall pay the Put Purchase Price as soon as reasonably practicable, but in any event within thirty days after the delivery of the Repurchase Request.  If the Put Purchase Price is not paid in full within such time period, then interest shall accrue on the unpaid Put Purchase Price at a rate of 15% per annum (or such lesser interest rate as may be permitted under applicable law) from the date that is thirty days after the date on which the Repurchase Request was delivered to the Company through and including the date of payment.  The Company shall not declare or pay a dividend until such time as the Put Purchase Price, together with any accrued interest thereon, has been paid in full.

ARTICLE VIII

INDEMNITY; EXPENSES

Section 8.1           Indemnity. The Company shall indemnify, exonerate and hold each of the Investor Indemnified Persons (provided that, for purposes of this Section 8.1, each reference to “Common Investor” in the definition of Investor Indemnified Parties shall be replaced with a referenced to “Common Investor and Preferred Investor”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ and accountants’ fees and expenses) incurred by the Investor Indemnified Persons or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), as a result of, arising out of, or in any way relating to (a) the operations of the Company or any of its Subsidiaries  or (b) its capacity as a stockholder or owner of securities of the Company (including litigation related thereto), in each case excluding any loss in value of any investment in the Company by the Investor Indemnified Persons; provided that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Company will make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  The rights of any Investor Indemnified Person to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Investor Indemnified Person is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation.  None of the Investor Indemnified Persons shall in any event be liable to the Company, any of its Subsidiaries, or any of their respective affiliates for any act or omission suffered or taken by such Investor Indemnified Person.

Section 8.2           Expenses. All reasonable costs and expenses incurred by any Preferred Investor or Common Investor (a) in exercising or enforcing any rights afforded to such Investor under this Agreement or the other Transaction Documents, (b) in amending, modifying, or revising this Agreement, the Warrant or the Certificate of Designation, or (c) in connection with any transaction, claim, or event which such Investor reasonably believes affects the Company and as to which such Investor seeks the advice of counsel, shall be paid or reimbursed by the Company.

ARTICLE IX

MISCELLANEOUS

Section 9.1           Amendments and Waivers. This Agreement may be amended, modified or waived (a) with respect to the rights of the Common Investors, only by a writing signed by the Company and the Majority Common Investors, (b) with respect to the rights of the Preferred Investors, only by a writing signed by the Company and the Majority Preferred Investors, and (c) with respect to the rights of the Trailer Investors, only by a writing signed by the Company and the Majority Trailer Investors.

Section 9.2           Limitations under Senior Credit Agreement.

Except for payments for which this Agreement expressly provides for restrictions related to the Senior Credit Agreement, in the event a payment is required to be made by the Company hereunder and such payment (or a portion thereof) would not be permitted to be paid pursuant to the terms of the Senior Credit Agreement, the Company shall not be in default with respect to non-payment of such payment or the portion thereof, in each case that is not so permitted (the “Deferred Portion”).  The Deferred Portion shall accrue and accumulate at an annual interest rate equal to the JPMorgan Chase Prime rate (or that of another nationally recognized financial institution if the JPMorgan Chase Prime rate is not available) (unless another rate and method of calculation is provided for herein) until paid and shall become immediately due and payable at the earliest to occur of (a) when permitted by the Senior Credit Agreement and (b) when all loans under the Senior Credit Agreement have been paid off.

Section 9.3           Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (a) if given by personal delivery, then such notice shall be deemed given upon such delivery, (b) if given by facsimile, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (c) if given by mail, then such notice shall be deemed given upon the earlier of (i) receipt of such notice by the recipient or (ii) three days after such notice is deposited in first class mail, postage prepaid, and (d) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier.  All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Company:

Wabash National Corporation
1000 Sagamore Parkway South
Lafayette, Indiana 47905
Attention:         Chief Financial Officer
Facsimile:          (765) 771-5579

With a copy to:

Hogan & Hartson LLP
111 South Calvert Street
Suite 1600
Baltimore, MD 21202
Attention:        Michael J. Silver
Facsimile:         (410) 539-6981

If to Trailer:

Trailer Investments, LLC
c/o Lincolnshire Management, Inc.
780 Third Avenue
New York, NY  10017
Attention:        Michael J. Lyons
Allan D. L. Weinstein
Facsimile:         (212) 755-5457

With a copy to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY  10022
Attention:        Frederick Tanne, P.C.
   Srinivas S. Kaushik
Facsimile:         (212) 446-6460

Section 9.4           Assignments and Transfers by Investors. The provisions of this Agreement shall be binding upon and inure to the benefit of Trailer, the other Investors and their respective successors and Permitted Transferees.  Any Investor may Transfer, in whole or from time to time in part, to one or more Permitted Transferees its rights hereunder (to the extent transferable and applicable to such Transferee as set forth herein) in connection with the Transfer of Securities to such Permitted Transferee(s).

Section 9.5           Assignments and Transfers by the Company. This Agreement may not be assigned by the Company (whether by operation of law or otherwise) (a) with respect to the Warrants or the Registrable Securities, without the prior written consent of the Majority Common Investors and the Majority Trailer Investors, or (b) with respect to the Preferred Stock, without the prior written consent of the Majority Preferred Investors.

Section 9.6           Benefits of the Agreement.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and Permitted Transferees of the parties hereto as set forth in this Agreement.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto or their respective successors and Permitted Transferees any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

Section 9.7           Counterparts; Facsimiles and Electronic Copies. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed via facsimile or other electronic copy (including copies sent via email), which shall be deemed an original.

Section 9.8           Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

Section 9.9           Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and will in no way be affected, impaired or invalidated thereby.  Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 9.10         No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

Section 9.11         Further Assurances. The parties hereto shall execute and deliver all such further instruments and documents and take all such other actions as may be necessary or reasonably required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

Section 9.12         Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.  This Agreement and the other Transaction Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 9.13         Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

[END OF PAGE]
[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO
INVESTOR RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

WABASH NATIONAL CORPORATION

By:	/s/ Richard J. Giromini
Name: Richard J. Giromini
Title: President and Chief Executive Officer

TRAILER INVESTMENTS, LLC

By:	/s/ Michael J. Lyons
Name: Michael J. Lyons
Title: President